Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK DEBT STRATEGIES FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares being offered pursuant to the Prospectus Supplement dated January 13, 2023 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated December 28, 2022, as supplemented on January 3, 2023, is 16,000,000 common shares (the “Offering”). The Base Prospectus and Prospectus Supplement, in the forms filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on January 3, 2023 and January 13, 2023, respectively, are the final prospectus relating to the Offering.